Exhibit 99.2

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”), dated as of March 31, 2025 (the “Effective Date”), is entered into by and between Oakmont Capital Inc. (“Seller”), on the one hand, and David Capital Partners Special Situation Fund, LP, on the other hand (“Buyer”).

RECITALS

WHEREAS, as of the Effective Date, Seller is the beneficial owner of certain shares of common stock, par value $0.01 per share (“Common Stock”), of Kingsway Financial Services, Inc. (the “Company”);

WHEREAS, Seller desires to grant to Buyer, and Buyer desires to acquire from Seller, an option to purchase 500,000 shares of the Company’s Common Stock (the “Option Shares”), on the terms and subject to the conditions set forth herein; and

WHEREAS, Seller and Buyer are entering into this Agreement as unaffiliated third parties and not as representatives or agents of the Company or any other person or entity.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF SHARES; GRANT OF OPTION

Section 1.1                  Grant of Option. Pursuant to the terms and subject to the conditions of this Agreement, Seller hereby grants to Buyer an option (the “Option”) to purchase the Option Shares, at a price equal to the Exercise Price (as defined below).

Section 1.2                  Term and Exercise of Option.

(a)                 Term of Option.

(i)               The term of the Option shall commence on the Effective Date and shall terminate, effective at 5:00 pm (EST) (the “Expiration Time”), on December 29, 2025 (the “Expiration Date”).

(ii)                For the avoidance of doubt, it is contemplated by the parties hereto that the Expiration Date shall not be a date on which a trading blackout applies as may be instituted by the Company in accordance with its “Disclosure, Securities Trading and Confidentiality Policy” (as may be amended, the “Trading Policy”). In the event the Company institutes a trading blackout in accordance with its Trading Policy that is in effect on the Expiration Date and the Buyer delivers an Exercise Notice in accordance with Section 1.2(b) below, then the parties hereto will work together in good faith with the Company to effect the electronic delivery of the Exercise Price and the electronic delivery of the Option Shares as promptly as practicable after the Expiration Date and, in each case, in no event later than 5:00 pm (EST) on December 31, 2025 (conditioned on compliance with the Trading Policy and applicable law). To the extent the Trading Policy or applicable law prevent such electronic delivery of the Exercise Price and the Option Shares by 5:00 pm (EST) on December 31, 2025, then the parties hereto agree that Exercise Price shall be deposited by Buyer with a mutually agreed escrow agent by 5:00 pm (EST) on December 31, 2025 and that those funds will only be released from escrow concurrent with the electronic delivery of the Option Shares, which date of electronic delivery of the Option Shares shall occur on a mutually agreed date within five business days following receipt from the Company’s Compliance Officer (as defined under the Trading Policy) that the trading blackout in effect on the Expiration Date has been lifted.

(b)                Exercise of Option.

(i)               The Option may be exercised solely with respect to all, but not less than all, of the Option Shares underlying the Option, at the discretion of Buyer solely on the Expiration Date by providing written notice of exercise to Seller in accordance with Section 4.1 below (the “Exercise Notice”) prior to the Expiration Time.

(ii)                If the Option is exercised in accordance with the preceding paragraph, Buyer shall provide evidence of electronic delivery of the Exercise Price to Seller (which evidence may consist of Federal Reference Numbers evidencing the transfer of funds for the full amount of the Exercise Price or such other means of transfer as Buyer and Seller may mutually agree) prior to the Expiration Time.

(c)                 Exercise Price. The exercise price payable upon exercise of the Option shall be equal to $8.25 per Option Share (the “Per Share Exercise Price”), for total aggregate consideration equal to $4,125,000 (the “Exercise Price”), as may be adjusted pursuant to Section 1.4.

Section 1.3                  Closing. Subject to Section 1.2(a)(ii), in the event Buyer delivers the Exercise Notice and Exercise Price to Seller before the Expiration Time on the Expiration Date, the closing of the sale of the Option Shares (the “Closing”) shall be effective as of 4:59 pm (EST) on the Expiration Date (the “Closing Date”), and Seller shall cause the Option Shares to be electronically delivered in book-entry to Buyer as promptly as practicable but in no event later than December 31, 2025.

Section 1.4                  Adjustments.

(a)                 Adjustment to Option Shares and/or Exercise Price. If the Company shall, at any time after the Effective Date, but prior to the Expiration Date, effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of the Company’s Common Stock, then the number of Option Shares and the Per Share Exercise Price shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this Section 1.4(a) shall become effective at the close of business of the Company on the date such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction becomes effective. If the Company shall, at any time after the Effective Date, but prior to the Expiration Date, pay a dividend or make a distribution in cash, securities or other assets to the holders of the Company’s Common Stock on account of such shares of the Company’s Common Stock (any such event being referred to herein as a “Dividend”), then the Per Share Exercise Price shall be decreased, effective as of the effective date of such Dividend, by the amount of cash and/or the fair market value (as determined in good faith by the board of directors of the Company) of any securities or other assets paid to each share of the Company’s Common Stock in respect of such Dividend.

(b)                Replacement of Securities upon Reorganization, etc. In the case of any reclassification or reorganization of the outstanding shares of the Company’s Common Stock, or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another form of entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of the Company’s Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, Buyer shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Agreement and in lieu of the Option Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that Buyer would have received if Buyer had been permitted to and had exercised the Option immediately prior to such event.

(c)                 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding provisions of this Section 1.4 are strictly applicable, but which would require an adjustment to the terms of the Option in order to (i) avoid an adverse impact on the Option and (ii) effectuate the intent and purpose of this Agreement, then, Seller and Buyer shall jointly appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights under this Agreement are necessary to effectuate the intent and purpose of this Agreement and, if such firm determines that an adjustment is necessary, then Seller and Buyer shall adjust the terms of this Agreement in a manner that is consistent with the adjustment recommended in such opinion.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 2.1                  Ownership; Transfer. Seller and its affiliated funds collectively are, and as of the Closing will be, the beneficial owners of all right, title and interest in the Option Shares, free and clear of all liens and encumbrances, other than as may be set forth in the Company’s organizational documents or restrictions under applicable securities laws.

Section 2.2                  Authorization. Seller has the full right, power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Buyer, will constitute Seller’s valid and binding obligation, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 3.1                  Authorization. Buyer has the full right, power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by Seller, will constitute Buyer’s valid and binding obligation, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 3.2                  Investment. Buyer is acquiring the Option Shares, for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws in the United States, and Buyer has, and as of the Expiration Date will have, no present intention of selling or otherwise distributing the Option Shares, except in compliance with applicable securities laws.

Section 3.3                  Sophisticated Buyer.

(a)                 Buyer is a sophisticated investor with knowledge of the subject matter and nature of the transactions contemplated by this Agreement, including the Company and the purchase and sale of its securities, including the Common Stock and the Option Shares (the “Transactions”). Buyer has been advised that its interests may be different from the interests of Seller as it relates to this Agreement.

(b)                Buyer further represents that (i) it has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in connection with the Transactions and to make an informed investment decision with respect to such Transactions, (ii) Seller is not acting as a fiduciary or financial or investment advisor to Buyer, (iii) it is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by Seller, the Company or any of their respective affiliates or representatives, except for the representations and warranties expressly made by Seller in Article 2 and (iv) it has had a sufficient amount of time to consider whether to participate in the Transactions and has, independently and without reliance upon Seller, made its own analysis and decision to participate in the Transactions and to negotiate the terms thereof and notwithstanding the fact that an affiliate of Seller is currently a director of the Company and, as a result of such position or otherwise, Seller may have additional or different information, including material nonpublic information, regarding the Company or any of its affiliates, Buyer deems it appropriate to enter into this Agreement on the terms hereof.

ARTICLE 4.

GENERAL PROVISIONS

Section 4.1                  Notices. Any notice or other communication required or permitted hereunder, including service of process, must be given in writing and (a) delivered in person, (b) transmitted by electronic email transmission or (c) mailed by certified or registered mail (postage prepaid), receipt requested, to the parties and at such address or to such other person as each party shall have last designated. Each such notice or other communication shall be effective: (i) if given by electronic email transmission, when transmitted to the applicable address so specified herein (provided that no “bounceback” or similar “undeliverable” message is received by the sender thereof); (ii) if given by mail, three (3) days after such communication is deposited in the mail with first-class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when actually received at such address.

Section 4.2                  Assignment; Transfer of Rights. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder shall be assignable by any party hereto without the prior written consent of each other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void.

Section 4.3                  Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior or contemporaneous agreements and discussions, whether written or oral, express or implied.

Section 4.4                  Further Assurances. Each party hereto shall execute and deliver such further instruments and take such further actions as the other party hereto may reasonably request in order to carry out the intent of this Agreement.

Section 4.5                  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

Section 4.6                  Compliance with Law. The parties to this Agreement are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information about the Company and on the communication of such information to any person when it is reasonably foreseeable that such other person is likely to purchase or sell the Company’s securities in reliance upon such information. All actions of the parties pursuant to this Agreement will be made in compliance with applicable law.

Section 4.7                  Governing Law; Submission to Jurisdiction. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state. Each party hereto, to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in the U.S. District Court or Delaware State Chancery Court, in each case located in Wilmington, Delaware, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding and (iii) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Section 4.8                  Section Headings. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

Section 4.9                  Expenses. Each party will bear its own fees and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

Section 4.10               Construction; Legal Counsel. Seller and Buyer have each been afforded a reasonable opportunity to engage and consult with its own legal counsel and any other advisor it deems appropriate, and to participate and have its own legal counsel participate, on its behalf, in the negotiation of the terms of this Agreement. This Agreement is the result of arm’s-length negotiations from equal bargaining positions and Seller and Buyer have each relied exclusively on its own legal counsel. It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision of this Agreement.

Section 4.11               Waivers, Amendments. No waiver or amendment of this Agreement shall be effective unless such waiver or amendment is in writing and has been executed by the parties intending to be bound.

Section 4.12               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page to this Agreement by electronic means (including, without limitation, DocuSign or portable document format (.pdf)) is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

Section 4.13               Term of Agreement. This Agreement will expire at 5:00 pm (EST) on December 31, 2025; provided, however, that if (per Section 1.2(a)(ii)) the Exercise Price was delivered into escrow, then this Agreement will expire on the first business day after the electronic delivery of the Option Shares.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

DAVID CAPITAL PARTNERS SPECIAL SITUATION FUND, LP

By:	/s/ Adam Patinkin
Name:	Adam Patinkin
Title:	Managing Partner of the Fund’s General Partner

SELLER:

OAKMONT CAPITAL INC.

By:	/s/ Gregory P. Hannon
Name:	Gregory P. Hannon
Title:	Vice President and Director

[Signature Page to Option Agreement]